As filed with the Securities and Exchange Commission on November 7, 2001.

Registration No. 333-67012

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NZ CORPORATION

(Exact name of the registrant as specified in its charter)

Arizona	6552	43-0433090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

333 North 44th Street, Suite 420

Phoenix, Arizona 85008
(602) 952-8836
(Address and telephone number
of the registrant’s principal executive offices)

R. Randy Stolworthy

President and Chief Executive Officer
NZ Corporation
333 North 44th Street, Suite 420
Phoenix, Arizona 85008
(602) 952-8836
(Name, address and telephone number of agent for service)

Copies to:

Frank M. Placenti, Esq.

Bryan Cave LLP
Two North Central Avenue
Suite 2200
Phoenix, Arizona 85004
(602) 364-7000

Joseph Lesko, Esq.

Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive
7th Floor
San Diego, California 92122
(858) 450-8400

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective and the consummation of the merger described herein.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                            .

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                            .

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

P A R T II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      The Registrant’s Articles of Incorporation provide that, to the fullest extent permitted by the Arizona Business Corporation Act (the “ABCA”), the Registrant’s directors and former directors will not be liable to the Registrant or its stockholders for money damages for any action taken or any failure to take any action as a director, provided however, that liability shall exist for the following:

•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or the stockholders;

•	a violation of Section 10-833 of the ABCA pertaining to the authorization of unlawful payments of dividends or other distributions of the corporation’s capital stock or unlawful purchases of its capital stock; and

•	an intentional violation of criminal law.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      In addition, the Registrant’s Articles of Incorporation and Bylaws provide that the Registrant will indemnify any and all of its existing and former directors and officers to the fullest extent permitted by the ABCA.

      Sections 10-852 and 10-856 of the ABCA require an Arizona corporation, unless limited by its articles of incorporation, to indemnify an officer or director who has prevailed, on the merits or otherwise, in defending any proceeding brought against the officer or director because such person is or was an officer or director of the corporation. The corporation must indemnify the officer or director for reasonable expenses, including attorneys’ fees and all other costs and expenses reasonably related to a proceeding. A “proceeding” includes any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

      Section 10-851 of the ABCA permits an Arizona corporation to indemnify an officer or director made a party to a proceeding because such person is or was an officer or director of the corporation. The corporation may indemnify the officer or director against liability incurred in the proceeding if all of the following conditions exist:

•	the officer or director’s conduct was in good faith;

•	the officer or director reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation, or, where the conduct was in an official corporate capacity, that the conduct was in the best interests of the corporation; and

•	in the case of criminal proceedings, the officer or director had no reasonable cause to believe that the conduct was unlawful.

Before discretionary indemnification under section 10-851 may be awarded to a director, the corporation must determine that it is permissible under the circumstances. This determination may be made either:

•	by majority vote of the directors not parties to the proceeding;

•	by special legal counsel selected by majority vote of the disinterested directors, or by majority vote of the board if there are no disinterested directors; or

•	by the shareholders (but shares owned by or voted under the control of directors who are parties to the proceeding are not to be voted).

      Section 10-854 of the ABCA permits a director of an Arizona corporation who is a party to a proceeding, unless the articles of incorporation provide otherwise, to apply to a court of competent jurisdiction for indemnification or for an advance of expenses. The court may order indemnification or an advance if it determines that indemnification is fair and reasonable, even if the director did not meet the prescribed standard of conduct described in section 10-851.

      The Registrant has a $10,000,000 director and officer liability policy. In addition, the Registrant has entered into indemnification agreements with certain of its directors, executive officers and employees, which provide for the indemnification of such persons by the Registrant against the risk of judgments, settlements and other expenses which may occur as a result of their service to the Registrant. The provisions of these indemnification agreements are consistent with, and are subject to change upon amendment of, Arizona law as described above.

Item 21.  Exhibits and Financial Statement Schedules

      (a)  Exhibits

Exhibit
Number	Description

2.1(1)	Agreement and Plan of Merger, dated as of July 9, 2001, by and between NZ Corporation and Lipid Sciences, Inc.
2.2(5)	Stock Purchase Agreement, dated as of July 9, 2001, by and between Sun NZ, L.L.C. and Lipid Sciences, Inc.
3.1(4)	Amended and Restated Articles of Incorporation of NZ Corporation (formerly known as New Mexico and Arizona Land Company)
3.2	Amended and Restated Bylaws of NZ Corporation†
4.1	Form of Common Stock Certificate of NZ Corporation†
5.1	Opinion of Bryan Cave LLP†
8.1(6)	Opinion of Graubard Miller regarding certain tax matters††
10.1(2)	Lipid Sciences, Inc. 2001 Performance Equity Plan†
10.2*	Intellectual Property License Agreement between Lipid Sciences, Inc. and Aruba International Pty. Ltd. dated December 30, 1999†
10.3*	Development Agreement between SRI International and Lipid Sciences, Inc., dated October 6, 2000†
10.4*	Amendment No. One to Development Agreement between SRI International and Lipid Sciences, Inc., dated as of March 8, 2001†
10.5	Amendment No. Two to Development Agreement between SRI International and Lipid Sciences, Inc., dated as of March 28, 2001†
10.6*	Amendment No. Three to Development Agreement between SRI International and Lipid Sciences, Inc., dated as of May 12, 2001†
10.7	MDB Capital Group LLC Engagement Letter with Lipid Sciences, Inc., dated June 29, 2001†
10.8	Warrant and Shareholders Rights Agreement issued by Lipid Sciences, Inc. to SRI International under the Development Agreement dated March 8, 2001†
10.9	Employment Agreement between Lipid Sciences, Inc. and Phil Radlick, dated June 1, 2000†
10.10	Employment Agreement between Lipid Sciences, Inc. and Dale L. Richardson, dated July 26, 2000†
10.11	Employment Agreement between Lipid Sciences, Inc. and Bob Chin, dated August 1, 2000†
10.12	Employment Agreement between Lipid Sciences, Inc. and Jo-Ann B. Maltais, Ph.D., dated August 25, 2000†
10.13	Employment Agreement between Lipid Sciences, Inc. and Susan Capello, dated December 3, 2000†
10.14	Employment Agreement between Lipid Sciences, Inc. and Barry Michaels, dated April 2, 2001†

Exhibit
Number	Description

10.15	Employment Agreement between Lipid Sciences, Inc. and Marc Bellotti, dated July 2, 2001†
10.16	Employment Agreement between Lipid Sciences, Inc. and Jan Johansson, dated July 18, 2001†
10.17(7)	Nonqualified Stock Option Agreement between Lipid Sciences, Inc. and Gary S. Roubin, dated May 25, 2000
10.18(8)	Lipid Sciences, Inc. 2000 Stock Option Plan, as amended
10.19	Form of Lipid Sciences, Inc. Incentive Stock Option Agreement†
10.19.1	Form of Lipid Sciences, Inc. Amendment No. 1 to Incentive Stock Option Agreement†
10.20(9)	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement for Employees
10.21(10)	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement for Outside Directors and Consultants
10.22(11)	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement Outside the Plan
10.22.1	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement for Scientific Advisory Board Members†
10.23	Form of Employee Confidential Information and Inventions Agreement entered into by all Employees of Lipid Sciences, Inc.†
10.24	Incentive Stock Option Agreement between Lipid Sciences, Inc. and Phil Radlick, dated June 1, 2000†
10.25	Incentive Stock Option Agreement between Lipid Sciences, Inc. and Barry Michaels, dated April 2, 2001†
15.1	Opinion of Deloitte & Touche LLP regarding consolidated financial statement schedules†
21.1(3)	Subsidiaries of the Registrant
21.2	Subsidiaries of Lipid Sciences, Inc.†
23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1)†
23.2	Consent of Deloitte & Touche LLP†
23.3	Consent of Ernst & Young LLP†
23.4	Consent of Houlihan Lokey Howard and Zukin Financial Advisors, Inc.†
24.1	Power of Attorney (included on signature pages of this Registration Statement)†
99.1	Form of NZ Corporation Proxy Card†
99.2	Form of Lipid Sciences, Inc. Proxy Card†
99.3	Consent of Frank M. Placenti to be named as a nominee for director of Lipid Sciences, Inc.†
99.4	Consent of William A. Pope to be named as a nominee for director of Lipid Sciences, Inc.†
99.5	Consent of Phil Radlick to be named as a nominee for director of Lipid Sciences, Inc.†
99.6	Consent of Christopher A. Marlett to be named as a nominee for director of Lipid Sciences, Inc.†
99.7	Consent of Bill E. Cham to be named as a nominee for director of Lipid Sciences, Inc.†
99.8	Consent of Gary S. Roubin to be named as a nominee for director of Lipid Sciences, Inc.†

*	Confidential Treatment applied for

(1)	Included at Annex A to the joint proxy statement/ prospectus contained in this Registration Statement on Form S-4

(2)	Included at Annex E to the joint proxy statement/ prospectus contained in this Registration Statement on Form S-4

(3)	Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 1999

(4)	Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2000

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed August 10, 2001

(6)	Amended since initial filing

(7)	Previously filed as Exhibit 10.15 to this Registration Statement on Form S-4 filed August 7, 2001

(8)	Previously filed as Exhibit 10.16 to this Registration Statement on Form S-4 filed August 7, 2001

(9)	Previously filed as Exhibit 10.18 to this Registration Statement on Form S-4 filed August 7, 2001

(10)	Previously filed as Exhibit 10.19 to this Registration Statement on Form S-4 filed August 7, 2001

(11)	Previously filed as Exhibit 10.20 to this Registration Statement on Form S-4 filed August 7, 2001

†	Previously filed with this Registration Statement

††	Filed herewith

      (b)  Financial Statement Schedules

NZ CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Three Years Ended December 31, 2000

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning of	costs and	other		end of
Description	period	expenses	account	Deductions	period

	(In thousands)
Year ended December 31, 1998

Allowances on properties held for sale	$(3,480)	—	—	$—	$(3,480)
Year ended December 31, 1999

Allowances on properties held for sale	(3,480)	(500)	—	80	(3,900)
Year ended December 31, 2000

Allowances on properties held for sale	(3,900)	—	—	3,400	(500)

NZ CORPORATION AND SUBSIDIARIES

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2000

				Cost
				Capitalized
				Subsequent	Gross Amount at
				to	Which Carried at
	Initial Cost to Company			Acquisition	Close of Period(1)

			Buildings &			Buildings &
	Encum-		Improve-	Improve-		Improve-
	brances	Land	ments	ments	Land	ments	Total(a)(2)

	(in thousands)

Unimproved Properties

AZ & NM	$—	$880	$—	$476	$1,356	$—	$1,356

Properties Under Development

AZ & NM	—	1,788	—	166	1,954	—	1,954

Sedona, AZ	—	8,003	—	4,208	12,211	—	12,211

Rental Properties
Commercial Bldgs.

Tempe, AZ	689	462	714	152	462	866	1,328

Tempe, AZ	4,893	1,087	1,737	3,520	1,087	5,257	6,344

Phoenix, AZ	1,898	770	1,964	—	770	1,964	2,734

Gilbert, AZ	4,342	1,181	4,240	392	1,181	4,632	5,813

Chandler, AZ	3,355	878	4,281	54	878	4,335	5,213

Hotel, Phoenix, AZ	—	1,023	2,292	2,436	1,023	4,728	5,751

	$15,177	$16,072	$15,228	$11,404	$20,922	$21,782	$42,704

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accum-
	ulated
	Depreci-	Date
	ation(b)(4)	Acquired

	(in thousands)

Unimproved Properties

AZ & NM	$—	Various

Properties Under Development

AZ & NM	—	1992-1995

Sedona, AZ	—	1995-1997

Rental Properties
Commercial Bldgs.

Tempe, AZ	504	1986

Tempe, AZ	545	1997

Phoenix, AZ	93	1999

Gilbert, AZ	211	1999

Chandler, AZ	163	1999

Hotel, Phoenix, AZ	234	1998

	$1,750

(1)	Tax basis: $30,891,000.

(2)	A valuation allowance in the amount of $500,000 was recorded in prior years against property under development located in Sedona, Arizona. The allowance reflects the Company’s estimated realizable value upon ultimate disposition of the property. Additionally, a hotel located in Phoenix, Arizona was written down by $200,000 in prior years. The write-down was the amount by which the Company estimated the carrying amount of the asset exceeded the fair value.

(3)	Certain properties are owned by partnerships of which the Company has a 75% ownership.

(4)	Life on which depreciation in the latest income statements is computed: 5 to 35 years.

      (a)  Note to Schedule III — Real Estate and Accumulated Depreciation

	Years ended December 31,

	2000	1999	1998

	(in thousands)

Balance at beginning of year	$49,558	$49,485	$53,899

Additions during year:

Acquisitions through foreclosure	—	4,709	1,023

Other acquisitions	260	4,229	123

Improvements	3,045	12,729	5,176

Deductions during year:

Cost of real estate sold	(10,159)	(21,594)	(10,736)

Balance at close of year	$42,704	$49,558	$49,485

      (b)  Note to Schedule III — Real Estate and Accumulate Depreciation

	Years ended December 31,

	2000	1999	1998

	(in thousands)

Balance of accumulated depreciation at beginning of year	$1,322	$3,844	$4,761

Additions during year:

Current year’s depreciation	615	480	544

Deductions during year:

Real estate sold	(187)	(3,002)	(1,461)

Balance at close of year	$1,750	$1,322	$3,844

NZ CORPORATION AND SUBSIDIARIES

SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE

December 31, 2000

						Principal
						Amount of
						Loans
					Carrying	Subject to
		Final		Face	Amount of	Delinquent
		Maturity	Periodic	Amount of	Mortgages	Principal or
Description	Interest Rate	Date	Payment Terms	Mortgages	(3)(a)	Interest

	(In thousands)

Mortgages on:

Unimproved Land Sales:

Arizona (predominately 40-acre parcel sales)	10%-12%	2000-2015		$6,216	$6,216	$538

Colorado	10%	2003	Quarterly(5)	1,000	1,000

Residential Land under Development — Arizona	8%-12.5%	2001-2002	Variable(2)(4)	1,324	1,324

Commercial Land under Development:

Arizona	10%-13%	2000-2004	Variable(2)	1,755	1,755

Arizona	12%	2001	Monthly(2)	1,998	1,998

California	12.5%	2001	Monthly(1)(2)	1,297	1,297

Mixed Land Use Unimproved — Arizona	12%-13.5%	2001	Variable(1)(2)	1,634	1,634

Operating Properties:

Arizona	11.5%-12.5%	2000-2001	Monthly(1)(2)	1,948	1,948

Tucson, Arizona	11.5%	2001	Monthly(2)	1,224	1,224

New Mexico	11%	2001	Monthly(2)	289	289	289

Operating Agriculture — California	12%	2001	Monthly(2)	1,940	1,940

Commercial Land Unimproved:

Arizona	12.75%	2001	Monthly(1)(2)	1,214	1,214

Arizona	13%	2000	Monthly(2)	1,461	1,461	1,461

Residential Land Unimproved:

Arizona	12.75%	2001	Quarterly(2)	4,899	4,899

Arizona	12%-12.875%	2001-2002	Monthly(2)	1,456	1,456

Arizona	13.5%	2001	Monthly(2)	1,831	1,831

California	13%	2001	Monthly(2)	413	413

California	12%	2001	Monthly(2)	4,426	4,426

New Mexico	12.5%	2001	Monthly(2)	1,275	1,275
Allowance for bad debts					(655)

				$37,600	$36,945	$2,288

(1)	The Company’s participant in these loans has a preferential right to repayment of principal.

(2)	Level payments of interest

(3)	Tax basis is $28,949,000

(4)	Level payments of principal and interest.

(5)	Level payments of principal plus interest on the unpaid balance.

      (a)  Note to Schedule IV — Mortgage Loans on Real Estate

	Years ended December 31,

	2000	1999	1998

	(In thousands)

Balance at beginning of period	$29,567	$21,757	$15,287

Additions during period:

New mortgage loans	24,956	30,335	18,793

Valuation allowance change	(100)	(280)	—

Deduction during period:

Collections of principal	(17,278)	(22,031)	(12,186)

Forfeitures on installment contracts	(200)	(214)	(137)

Balance at close of year	$36,945	$29,567	$21,757

Item 22.  Undertakings

      (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement:

provided however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)  The undersigned Registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d)  The undersigned Registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e)  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (f)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 7, 2001.

NZ CORPORATION

By:	/s/ R. RANDY STOLWORTHY

_______________________________________ R. Randy Stolworthy
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, Amendment No. 4 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. RANDY STOLWORTHY R. Randy Stolworthy	President, Chief Executive Officer and Director (principal executive officer)	November 7, 2001

/s/ JEROME L. JOSEPH Jerome L. Joseph	Treasurer, Secretary and Controller (principal financial and accounting officer)	November 7, 2001

* Stephen E. Renneckar	Director	November 7, 2001

* Robert R. Hensler, Jr.	Director	November 7, 2001

* Arnold L. Putterman	Director	November 7, 2001

*By: R. Randy Stolworthy

EXHIBIT INDEX

Exhibit
Number	Description

2.1(1)	Agreement and Plan of Merger, dated as of July 9, 2001, by and between NZ Corporation and Lipid Sciences, Inc.
2.2(5)	Stock Purchase Agreement, dated as of July 9, 2001, by and between Sun NZ, L.L.C. and Lipid Sciences, Inc.
3.1(4)	Amended and Restated Articles of Incorporation of NZ Corporation (formerly known as New Mexico and Arizona Land Company)
3.2	Amended and Restated Bylaws of NZ Corporation†
4.1	Form of Common Stock Certificate of NZ Corporation†
5.1	Opinion of Bryan Cave LLP†
8.1(6)	Opinion of Graubard Miller regarding certain tax matters††
10.1(2)	Lipid Sciences, Inc. 2001 Performance Equity Plan†
10.2*	Intellectual Property License Agreement between Lipid Sciences, Inc. and Aruba International Pty. Ltd. dated December 30, 1999†
10.3*	Development Agreement between SRI International and Lipid Sciences, Inc., dated October 6, 2000†
10.4*	Amendment No. One to Development Agreement between SRI International and Lipid Sciences, Inc., dated as of March 8, 2001†
10.5	Amendment No. Two to Development Agreement between SRI International and Lipid Sciences, Inc., dated as of March 28, 2001†
10.6*	Amendment No. Three to Development Agreement between SRI International and Lipid Sciences, Inc., dated as of May 12, 2001†
10.7	MDB Capital Group LLC Engagement Letter with Lipid Sciences, Inc., dated June 29, 2001†
10.8	Warrant and Shareholders Rights Agreement issued by Lipid Sciences, Inc. to SRI International under the Development Agreement dated March 8, 2001†
10.9	Employment Agreement between Lipid Sciences, Inc. and Phil Radlick, dated June 1, 2000†
10.10	Employment Agreement between Lipid Sciences, Inc. and Dale L. Richardson, dated July 26, 2000†
10.11	Employment Agreement between Lipid Sciences, Inc. and Bob Chin, dated August 1, 2000†
10.12	Employment Agreement between Lipid Sciences, Inc. and Jo-Ann B. Maltais, Ph.D., dated August 25, 2000†
10.13	Employment Agreement between Lipid Sciences, Inc. and Susan Capello, dated December 3, 2000†
10.14	Employment Agreement between Lipid Sciences, Inc. and Barry Michaels, dated April 2, 2001†
10.15	Employment Agreement between Lipid Sciences, Inc. and Marc Bellotti, dated July 2, 2001†
10.16	Employment Agreement between Lipid Sciences, Inc. and Jan Johansson, dated July 18, 2001†
10.17(7)	Nonqualified Stock Option Agreement between Lipid Sciences, Inc. and Gary S. Roubin, dated May 25, 2000
10.18(8)	Lipid Sciences, Inc. 2000 Stock Option Plan, as amended
10.19	Form of Lipid Sciences, Inc. Incentive Stock Option Agreement†
10.19.1	Form of Lipid Sciences, Inc. Amendment No. 1 to Incentive Stock Option Agreement†
10.20(9)	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement for Employees
10.21(10)	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement for Outside Directors and Consultants

Exhibit
Number	Description

10.22(11)	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement Outside the Plan
10.22.1	Form of Lipid Sciences, Inc. Non-Qualified Stock Option Agreement for Scientific Advisory Board Members†
10.23	Form of Employee Confidential Information and Inventions Agreement entered into by all Employees of Lipid Sciences, Inc.†
10.24	Incentive Stock Option Agreement between Lipid Sciences, Inc. and Phil Radlick, dated June 1, 2000†
10.25	Incentive Stock Option Agreement between Lipid Sciences, Inc. and Barry Michaels, dated April 2, 2001†
15.1	Opinion of Deloitte & Touche LLP regarding consolidated financial statement schedules†
21.1(3)	Subsidiaries of the Registrant
21.2	Subsidiaries of Lipid Sciences, Inc.†
23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1)†
23.2	Consent of Deloitte & Touche LLP†
23.3	Consent of Ernst & Young LLP†
23.4	Consent of Houlihan Lokey Howard and Zukin Financial Advisors, Inc.†
24.1	Power of Attorney (included on signature pages of this Registration Statement)†
99.1	Form of NZ Corporation Proxy Card†
99.2	Form of Lipid Sciences, Inc. Proxy Card†
99.3	Consent of Frank M. Placenti to be named as a nominee for director of Lipid Sciences, Inc.†
99.4	Consent of William A. Pope to be named as a nominee for director of Lipid Sciences, Inc.†
99.5	Consent of Phil Radlick to be named as a nominee for director of Lipid Sciences, Inc.†
99.6	Consent of Christopher A. Marlett to be named as a nominee for director of Lipid Sciences, Inc.†
99.7	Consent of Bill E. Cham to be named as a nominee for director of Lipid Sciences, Inc.†
99.8	Consent of Gary S. Roubin to be named as a nominee for director of Lipid Sciences, Inc.†

*	Confidential Treatment applied for

(1)	Included at Annex A to the joint proxy statement/ prospectus contained in this Registration Statement on Form S-4

(2)	Included at Annex E to the joint proxy statement/ prospectus contained in this Registration Statement on Form S-4

(3)	Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 1999

(4)	Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2000

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed August 10, 2001

(6)	Amended since initial filing

(7)	Previously filed as Exhibit 10.15 to this Registration Statement on Form S-4 filed August 7, 2001

(8)	Previously filed as Exhibit 10.16 to this Registration Statement on Form S-4 filed August 7, 2001

(9)	Previously filed as Exhibit 10.18 to this Registration Statement on Form S-4 filed August 7, 2001

(10)	Previously filed as Exhibit 10.19 to this Registration Statement on Form S-4 filed August 7, 2001

(11)	Previously filed as Exhibit 10.20 to this Registration Statement on Form S-4 filed August 7, 2001

†	Previously filed with this Registration Statement

††	Filed herewith